 Exhibit 99

News Release

ActiveCare Announces Closing of $2.235 Million Capital Investment and $1.3 Million Debt Conversion

Orem, Utah — July 17, 2013 — ActiveCare, Inc. (OTC.BB:ACAR), the service leader in disease and diabetes management, today announced the closing of a capital investment and debt conversion by its Chairman and Chief Executive Officer, David Derrick.  Mr. Derrick has made cash advances to the Company, from April 30, 2013, through July 3, 2013, in the amount of $2,235,000.  On July 15, 2013, the Company converted those issuances into 2,980,000 shares of common stock, at a per share purchase price of $0.75.  Additionally, the Company and Mr. Derrick agreed to the conversion of an outstanding debenture, valued at $1,278,536, into 1,704,715 shares of common stock, also at a conversion price of $0.75 per share. The cash infusion and the conversion of the debenture into equity increase the total shareholder equity by approximately $4,700,000.

"I am pleased to make this additional investment into the company as we continue to implement our strategy and show solid revenue growth,” commented Derrick. “With the Company’s strong momentum, increasing traction, and customer growth, I felt that now was the perfect time to invest in the company and simplify our balance sheet.”

About ActiveCare
ActiveCare, Inc. is the telehealth and personal emergency response solution leader. Headquartered in Orem, Utah, and publicly traded on the OTC Bulletin Board under the symbol ACAR, ActiveCare is committed to providing consistent excellence in quality and safety, and friendly care for members and caregivers alike. To learn more about ActiveCare, Inc., visit the website at www.activecare.com.

Safe Harbor
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, regulatory uncertainty and economic pressure on the healthcare industry in particular, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with assimilating our recent acquisitions. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

Investor Contact:
Adam Holdsworth, Managing Director
ProActive Capital Group, LLC
(646)-863-6341